Exhibit 99.1

Xerium Technologies Inc.

Second Quarter 2008 Financial Results Conference Call

Thursday, August 7, 2008

8:00 a.m. EDT

Executives:

Mike O’Donnell – EVP & CFO

Stephen Light – President, CEO & Chairman

Operator

Good day, ladies and gentlemen, and welcome to the Xerium Technologies Second Quarter 2008 Financial Results Conference Call. My name is Heather, and I will be your coordinator for today. At this time all participants are in a listen-only mode. We’ll be facilitating a question-and-answer session towards the end of today’s conference. [OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference, Mr. Mike O’Donnell, Chief Financial Officer. Please proceed, sir.

Mike O’Donnell

Thanks, Heather. Thank you and good morning everybody. Welcome to the Xerium Technologies’ second quarter 2008 conference call. We are pleased you could take the time to join us today. With me here this morning is Stephen Light, our President and Chief Executive Officer and Chairman. Stephen will start the discussion this morning with an update on our progress addressing our credit issues and some commentary regarding our operating results and current market conditions. Next, I will provide further financial details with respect to the quarter. We will then open the floor to questions.

Xerium Technologies’ financial results for the quarter were announced in a press release after the market closed on Wednesday, August 6, 2008. The press release is available on our website. Notification of this call was broadly disclosed. This conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com.

I would also note that we will make comments today about the future expectations, plans and prospects for the Company that constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in the 2007 annual report on Form 10-K filed on April 8th and subsequent SEC filings. The forward-looking statements represent our views as of today, August 7, 2008, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call we plan to discuss supplementary non-GAAP financial measures such as Adjusted EBITDA that are a key metric for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore believe will assist you in better understanding our Company. A reconciliation of these measures to the comparable U.S. GAAP numbers is available in our press release.

With that, I will turn the call over to Stephen.

Stephen Light

Thanks, Mike. Good morning ladies and gentlemen and fellow shareholders.

We’ve had a busy and productive quarter on many fronts. As most of you know, on May 30th we successfully completed the negotiation of a new amended and restated $700 million credit agreement with our lenders. This was a challenging negotiation on both sides as the credit markets were particularly difficult at the time and frankly, the Company’s historical ability to predict and control its performance has not been stellar. This fifth amendment retains the original May 2012 expiration date, the same face amount, and many of the same provisions we had prior to the amendment. What has changed substantially is the Company’s over arching strategy and as a result, the terms and focus of this agreement were realigned.

It is our strategy to maximize the application of our free cash flow to reduce debt. To accomplish this we will restrict capital spending, and we will not pay a cash dividend while this loan remains in force. In 2009 and beyond, we will provide the lenders with 75% of our residual cash flow sweep after operating expenses through an annual sweep, and we may not make a major acquisition without obtaining lender concurrence.

We will pay a higher interest rate. We have an initial rate of Libor plus 550 basis points, as compared to our previous rate of Libor plus 275 basis points. This rate is guaranteed through the end of 2008 and then is determined by a grid that links our interest rate to our debt rating. A one step improvement by both agencies will reduce our interest rate to Libor plus 425 basis points and further improvements will decrease the rate to Libor plus 375 and ultimately to 275.

Covenants have been created based upon a bottoms-up-developed operating plan. I believe they are achievable. Lastly, the amendment freezes currency rates used to calculate the total leverage covenant at the rates at the time of the amendment, which will desensitize our debt to currency volatility for covenant calculation purposes.

After giving effect to this fifth amendment, we are in compliance with all financial covenants of our credit facility. Based upon such compliance and other factors, on August 4, 2008, the Company’s independent registered public accounting firm, Ernst & Young LLP, removed the going concern explanatory paragraph from its audit report on the Company’s financial statements as of December 31, 2007 and 2006 and for the three years in the period ended December 31, 2007.

Now let’s move on to operations. The paper industry continues to face the on-going pressure for capacity rationalization and subsequent mill closures, especially in North America and Western Europe, are a factor we consider. In light of this situation, year over year net sales growth of 10.9% for the second quarter of 2008 as compared with the second quarter of 2007 was very strong. Currency normalized growth for the same comparative period was a solid 2.8% and above our internal expectations. I’m pleased with our performance in this challenging market.

I’m also pleased to report, that while our total gross margin declined slightly year over year, resulting primarily from the effects of currency on pricing and inflationary changes, we are beginning to see more instances of prices firming than declining. Price declines of 1.2% in the second quarter of 2008 were constant with the second quarter of 2007 but were better than price declines of 1.7% and 1.8% in the first quarter of 2008 and the fourth quarter of 2007, respectively. I’ve said repeatedly since arriving in this industry six months ago, I believe clothing and roll pricing levels are too low and are not sustainable. The recent financial collapse of a low priced European competitor bears testimony to the cost - price squeeze in which the commodity players in our market are trapped. If a Company’s products are viewed as a commodity, they are at risk of being the next casualty as the leaders differentiate themselves on product performance and service. We’re finding that our customers are willing to pay more for better clothing and roll performance at the same time they recognize that our costs for logistics and energy have increased the same as theirs. As such we have successfully implemented pricing actions in the form of surcharges and temporary energy fees.

As the management team begins to focus on the control levers I’ve spoken to previously, you’ll note good improvement in our spending as a percent of revenue. As a percent of revenue, selling, G&A, restructuring and impairment and research and development expenses for the 2007 second quarter were approximately 26% as compared with 30% for the 2008 second quarter. The second quarter 2008 metric was inflated by expenses of $5.2 million related to the amendment process and purposeful increases in R&D spending. Absent one-time charges for the loan amendment, 2008’s metric for the quarter would have been only slightly higher than the 2007 quarter, which shows the controls we have implemented. Annualized sales per employee also improved from $166,000 in the prior year period to $182,500 in the second quarter of 2008, speaking to the productivity focus within the manufacturing operations and increasing non-factory efficiency.

Concurrently our focus on Trapped Cash, which we define as the amount of working capital we have on our balance sheet that is in excess of 50 days of outstanding accounts receivable, 6 inventory turns and 48 days of accounts payable outstanding, has just begun to show a positive trend. You will note that our second quarter 2008 working capital declined approximately $1.7 million from our 2007 second quarter, on a 10.9% increase in revenue. That translates to a ratio of 27% working capital to revenue for the 2008 quarter versus 30% in the prior year period. This metric is moving in the right direction, but we’re not to our target. We’ve got a long way to go to eliminate all of the Trapped Cash on our balance sheet, but we have begun by releasing the first $1.4 million of Trapped Cash in the first half of 2008 with only a few months of focus. I think these results demonstrate our commitment to improving this key area and that improvement is possible. Over the next few quarters I expect progress to accelerate. For example, one of our divisions recently identified where their finished goods inventories are, down to individual salesman, customer, customer machine, and the specific position on the customer’s machine. Most importantly we now know why the inventory is there. That division has teams working on eliminating the reasons customers believe they need these consigned inventories. It’s important to note that consignment inventory is as much of a net profit diluter for Xerium as is low pricing, and we are focusing on reducing it.

Simultaneously we’ve launched a global supply chain initiative. We’re conducting a global competition for our yarn purchases. On a dollar basis, yarn is the single largest raw material expense we have. We’ve identified new companies wanting to be one of our limited number of suppliers. These are suppliers who until today received a very small share of our business. Meanwhile we anticipate keeping our incumbent suppliers engaged as well. By improving our purchasing processes through global consolidation and intense analysis, measurement, focus, and competition, we expect to save meaningful amounts of cost while maintaining uninterrupted supply to our factories.

Many of these initial results are occurring as the first sign of a renewed spirit of collaboration that’s developing within the Company. The behaviors I’m witnessing today in cross selling, sharing manufacturing processes, transferring surplus equipment, and procurement coordination are all in the right direction. Our new product development initiatives such as new press felt fabrics, and process monitoring rolls are also beginning to show positive trending.

Investment and development in new products is entirely consistent with one of our three operating strategies, which you may have read about in our recent annual report. Our first strategy is to focus our energies on reducing debt through improved operating cash flow and reduced working capital. Q2 shows improvement in both areas. The second strategy is to develop new products that clearly can be shown to provide improved performance across the full spectrum of requirements our customers are requesting. I’ve just spoken to that one and will speak to it much more in the future. The third strategy is less of a quick hitter but every bit as important, and that is to have the best people assigned to the right tasks and to incentivize them accordingly. We’ve begun to implement this final strategy in several ways, with changes to our annual performance review process, our salary planning process, and our entire communications processes, as well as increasing our investment in training. Strategy number three is the one that makes strategies one and two sustainable.

As you can tell, there is a lot going on in the Company and its served markets. I’ll be happy to address your questions on these topics at the end of the call. But now I’ll turn the microphone over to Mike O’Donnell for his remarks. Mike?

Mike O’Donnell

Thanks, Stephen, and thanks everybody for joining us.

I’m very happy to report that as a result of our improved operating performance this quarter, in conjunction with our amended credit facility that we announced earlier in the quarter, at June 30 we were in compliance with all of our financial covenants. We still have lots of work to do, but the foundation is in place to take advantage of our restructured and consolidated operations, and to pay down our significant debt.

As Stephen mentioned, the amended and restated $700 million credit facility makes us subject to revised operating controls and financial covenants. In particular, the amendment calls for new limits on capex and prohibits the payment of dividends; mandates accelerated debt paydown; and holds us to stricter performance requirements, while loosening certain other covenants. Over time, we believe that operating under these revised covenants will assist our return to financial health, while giving us room to improve our operational performance.

As a result of the new credit facility, we have capitalized approximately $8.5 million as deferred financing costs, which are classified as intangible assets on our balance sheet, and we expensed approximately $5.2 million to G&A during the second quarter 2008.

So, turning to the results of our second quarter:

Even as the global marketplace continues to be challenging, during the second quarter of ‘08, net sales increased by $16.7 million, or 10.9%, versus the second quarter of 2007 to a total of $170.4 million. The total effect of currency on net sales for the quarter was an increase of $12.4 million, primarily the result of swings in value between the U.S. dollar and other currencies, but particularly the Euro and the Brazilian Real.

A note of clarification: throughout my discussion I will be referring to “currency effects,” by which I am generally referring to the net effect of currency translation, and the effect of currency on pricing.

The gross margin percentage for the second quarter of 2008 was 40.4%, which was down slightly as compared with the second quarter of ‘07, but higher than the gross margin percentage for first quarter ‘08 and fourth quarter ‘07. Our efforts to bring our cost structure in line, while working to offset any negative effects of pricing, currency, and inflation, appear to be working. I’m especially pleased to see the positive trend in pricing, which Stephen pointed out, is showing a much smaller decrease in the second quarter 2008 than what we have seen in recent quarters.

For the second quarter of ‘08, income from operations declined 25.9% to $17.7 million from the year-ago quarter. This decline was primarily due to $5.2 million of increased G&A expenses in connection with the new credit facility during the second quarter ‘08 and $1.5 million of higher restructuring expenses in the second quarter ‘08 than what we had in the same quarter last year.

The higher restructuring expenses I mentioned during the second quarter ‘08 compared to the second quarter ‘07 stems from our strategic decision to cut production costs and improve our long-term ability to compete by improving operations through plant closures and consolidations and related headcount reductions. We incurred restructuring expenses of $2.7 million during the second quarter of ‘08 of which $1.8 million related to streamlining our operating structure. We also incurred $900,000 of restructuring expense in the second quarter of ‘08 related to our announcement of two consolidations during the second quarter ‘08. In April we announced we will be closing our rolls manufacturing facility in Sweden and transferring production to our other manufacturing facilities in Europe. We also announced that we intend to close our rolls operation in Sherbrooke, Canada. We have determined according to SFAS 144 that no impairment recognition is required. We expect to incur an additional $5.5 million in restructuring expenses throughout the remainder of 2008, of which $2.5 million is related to the restructuring of these two facilities and $3.0 million is primarily related to the integration of the regional management structure in North America and Europe.

Now, let me break down some of the results concerning our two segments:

Clothing sales for the second quarter of 2008 increased $6.4 million or 6.2% to $109.3 million as compared with the second quarter of ‘07. The increase is largely a result of the strength of sales recorded in currencies other than the U.S. Dollar, which entirely offset decreased sales that we had in North America and Europe. Clothing sales accounted for 64% of net sales for the second quarter of 2008, down from just under 67% in the year-ago quarter.

The effect of currency translation on clothing sales for the second quarter of ‘08 as compared with the second quarter of ‘07 was an increase of $11.3 million. The effect of currency on pricing during the second quarter of ‘08 as compared with the second quarter ‘07 was a decrease of $3.0 million. Excluding these currency effects, second quarter sales in our clothing business decreased $1.9 million or 1.8% compared to the second quarter of 2007. Overall pricing levels in the clothing segment decreased approximately 1.4% during the second quarter ‘08 compared to the prior-year period.

Gross margin percentage in clothing for the second quarter 2008 was 41.4% compared to 43.1% in the year-ago quarter, primarily as a result of the unfavorable effects of currency on pricing. Segment earnings for clothing increased $1.6 million or 6.1% to $27.9 million, compared to the prior-year quarter primarily due to a decrease in foreign exchange loss in the second quarter of ‘08 as compared with the second quarter of ‘07 and to an add-back for debt amendment costs in the second quarter of ‘08.

Turning now to the Roll Covers segment:

Sales in our roll covers business increased $10.3 million or 20.3% to $61.1 million in the second quarter ‘08 as compared to the second quarter ‘07, mostly due to favorable currency effects of non-U.S. dollar-denominated sales, as well as from increased sales in Europe, North America and Asia-Pacific. As we noted on our last conference call, 2008 results include sales from the two roll cover plants that we acquired in China in November 2007.

The effect of currency translation on roll cover sales for the second quarter was an increase of $4.1 million. The effect of currency on pricing was negligible. When excluding these currency translation effects, sales in our roll cover business increased by $6.2 million or 12.2% when compared to the second quarter of 2007. Overall, pricing levels in the roll covers segment decreased by less than 1% in the second quarter ‘08, compared to the prior year period.

Gross margins in roll covers during the second quarter ‘08 were 38.6% compared to 39.2% in the year-ago quarter, primarily as a result of the mix of product sold. In the second quarter of 2008 we introduced new products in this segment that have lower margin than other products in our roll covers segment. Currency fluctuation has had less of an impact on margins than in our clothing business, as almost all of our roll covers sales are recorded in the same currency as our manufacturing costs.

Segment earnings for roll covers increased $1.3 million or 9.2% to $15.5 million for the second quarter 2008, when we compare that to the prior-year quarter. That was primarily because the 2008 results included sales from the two roll cover plants that we acquired in China in November 2007. Currency movements had no material impact on earnings in this segment.

Now we turn to the overall cost structure:

We remain committed to improving our cost structure and operations, primarily in North America and Europe to match our cost structure and capacities to those slower-growth markets.

Cost of goods sold in our clothing segment increased $5.5 million or 9.4% to $64.1 million for the second quarter 2008 as compared to the year-ago period, primarily due to unfavorable currency translation effects, partially offset by decreased sales volume in this segment. Cost of goods sold in our roll covers segment increased by $6.6 million or 21.4% to $37.5 million for the second quarter of 2008 as compared with the year-ago period, primarily from the increased net sales in that segment, as well as from unfavorable currency effects.

Selling expenses increased by $1.8 million or 9.0% to $21.8 million for the second quarter of 2008 as compared to the year-ago period, primarily from unfavorable currency translation effects. As a percentage of revenues, sales expenses were approximately the same in the second quarter of 2008 when we compare that to the same period of 2007.

General and administrative expenses increased by $7.0 million or 42.7% to $23.4 million in the second quarter of 2008 as compared with the year-ago period, primarily due to $5.2 million in increased consulting, legal, and bank fees specific to amending our credit facility during the second quarter 2008. As I mentioned earlier, we also capitalized approximately $8.5 million as deferred financing costs, which are classified as intangible assets on our balance sheet, and we expensed $5.2 million to G&A.

Restructuring and impairment expenses increased from $1.2 million in the year-ago quarter to $2.7 million in the second quarter of 2008, which is due to our continued work to close and/or transfer production from certain of manufacturing facilities and from headcount reductions. This effort is consistent with our long-term strategy to reduce production costs and improve our competitive position.

Research & Development expense increased by $500,000 to $3.2 million in the second quarter of ‘08 as compared with the year-ago period, primarily as we increased our focus on new product development to further enhance our competitive position.

Net income for the second quarter of 2008 increased $6.4 million or 83.1% to $14.1 million or $0.31 per diluted share. That compares to net income of $7.7 million or $0.17 per diluted share in the second quarter of 2007. Shares used to calculate diluted EPS for the second quarter of 2008 were 46.2 million as compared with 44.6 million for the second quarter of 2007. The increase in net income was largely due to a $13.7 million pre-tax, non-cash credit to interest expense in the second quarter of 2008 reflecting the mark-to-market increase in the fair value of the Company’s interest rate swaps, which compares to $100,000 of such credit that we had in the second quarter of 2007. Net income was negatively affected by the $5.2 million pre-tax expense previously noted in connection with amendments to the credit facility.

Note that our 2008 Annual Meeting was held yesterday. At that meeting, the shareholders approved an amendment to the Company’s equity incentive plan that increased the aggregate number of shares of common stock that may be delivered under or in satisfaction of awards under such plan from 2.5 million shares to 7.5 million shares. As a result, shares used to calculate future diluted EPS may be impacted by this amendment.

Net cash provided by operating activities for the second quarter 2008 was $11.2 million. That compares to $14.8 million for the second quarter 2007. Net cash provided by operating activities was decreased approximately $4.4 million related to amendment costs in the second quarter of 2008.

As Stephen mentioned, the Company has reduced working capital from 30% of revenues as of June 30 2007 to 27% at the end of the same period in 2008. Accounts receivables, as measured as a ratio of days receivables, improved from 63 days at the end of the second quarter 2007 to 59 days at June 30, 2008. Days of receivables equal to or less than 50 is one of the target metrics recently established by the Company for measuring the results of its efforts to reduce excess or what we describe as Trapped Cash on its balance sheet. The other target metrics include inventory turns of not less than 6 and days of payables outstanding not less than 48. At the end of the second quarter 2008, the Company reported that inventory turns improved to 3.4 versus 3.2 in the second quarter of ‘07; days of payables improved to 41 days at the end of the second quarter ‘08 versus 35 days at the end of the second quarter of ‘07.

Adjusted EBITDA was $50.2 million in the second quarter ‘08. And that compares to $38.2 million in the same quarter of 2007, as per the definition of Adjusted EBITDA which has changed due to the amendment of our credit facility in the second quarter of 2008. The revised definition of “Adjusted EBITDA” and a reconciliation is provided for you in the release that we had last night.

Capital expenditures during the second quarter of 2008 were $8.8 million, of which approximately $4.0 million was directed towards growth initiatives, with the remaining $4.8 million applied towards existing operations and facilities. For comparison, capex in the first quarter of 2008 was $12.1 million, of which approximately $9.8 million was directed towards projects designed to support growth initiatives. As we’ve discussed previously, we’ve made the decision to slow the launch of our clothing manufacturing facility in Vietnam and have pushed back our plans for starting production there until 2009. We continue to expect that capex for the remainder of 2008 will be in a range of approximately $38 to $44 million, and that capex for 2009 will be lower than in 2008.

Our cash position net of total debt principal and interest payments at June 30 2008 was $25.4 million, which compares to $31.0 million at March 31st 2008 and $24.7 million at June 30th 2007.

We made senior debt principal and interest payments of $2.3 million during the second quarter 2008. And that compares to payments of $1.7 million the year-ago quarter. For the first six months of 2008, we have made senior debt repayments of $13.5 million compared to senior debt repayments during the first six months of 2007 of $7.4 million.

Total debt at quarter-end was $670 million, down from $672 million at the end of the March quarter. With the amended credit agreement, we reclassified on our balance sheet as of June 30th 2008 the senior credit facility from current back to long-term.

So, to briefly summarize, we’re very pleased with our improved operating performance during the quarter. The new credit facility that we put in place in May allows us to lower our leverage ratio and has puts us in compliance with all of our financial covenants as of June 30. As I said, we still have much to do, but our balance sheet has improved. We’re paying down debt and we’ve continued to generate cash from operations as we improve our operations.

So with that, I will turn the call back to Stephen.

Stephen Light

Thanks Mike. Ladies and gentlemen, I hope Mike’s focus on operational metrics provided greater insight into our management processes and that you will begin to track these along with us.

Another area of change at the Company is the forthcoming retirement of our independent directors. In just the past three years and a few months, these four gentlemen along with the non-independent directors, shepherded the Company through its private to public transition, hired a new CEO, collaborated on changing the Company’s strategy and helped bring about the successful negotiation of the recent bank amendment, which led to the lifting of our auditor’s going concern opinion. We salute their contribution to Xerium. As new directors are added over the next few months, our present directors will be departing in a carefully coordinated manner. We will plan to retain four independent directors on our Board.

Now Mike and I look forward to answering your questions. Heather, let’s open the line for our first question.

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS]. Your first question comes from the line of Ned Borland with Next Generation Equity. Please proceed.

Ned Borland

Good morning, Stephen and Mike.

Stephen Light

Good morning.

Mike O’Donnell

Hi, Ned.

Ned Borland

Stephen, on the working capital goals and where the metrics stand now, where do you see the biggest challenges? And where is sort of the lowest hanging fruit in all three metrics?

Stephen Light

Okay the improving working capital, as we’ve emphasized here, is fundamental to our strategy of debt reduction. The three elements of the working capital that we are after are receivables, payables and inventory. Inventory is by far the largest component and the most intractable in terms of improvement, but the one where we are spending the most effort.

My comment about being able now to drill down to exactly where the inventory is moves outside of our factories, because typically I think people think about raw, WIP and finished goods inventory.

And a very large portion of our finished goods inventory is actually physically in residence at our customers’ site, either along side of their paper machines or in storage bins, waiting for the customer to need that piece of clothing. It’s a little different in the Rolls business, but the Clothing business is where we have most of the inventory.

The reasons the customers keep consignment inventory, or have over the years expected consignment inventory, range from unpredictable supply or replenishment dates from suppliers to start-up issues with a piece of clothing that they would install on a machine. They’d want another right there handy in case the piece that’s on the machine stops working for some reason or is damaged for some reason.

Our belief is that, as our replenishment cycle time or maybe our replenishment lead time shrinks below the product life cycles, so we can make a fresh one much faster than they will consume the one that’s on the machine and our on-time delivery improves quite dramatically, and there’s a real focus on that inside the Company now, that customers will recognize that the need to have multiple pieces of consignment inventory at any given station will go down, and that we’ll get to the point where we have one and most often zero pieces assigned to that machine.

As customers understand what we’re doing, and we have several customers who have at this point moved away from consignment inventory, as customers understand what we’re doing and that we are reliable in those commitments, I think you’ll see more of it come away. That is by far the biggest opportunity.

It also speaks to our operational focus, though, on reducing the cycle time through our plants. It feels to me, having been in many other industries, that lead times in our factories are just longer than they need to be and there’s a lot of material in the plants.

I’ve now in the last quarter had the opportunity to tour several of our plants, there’s a lot of material between stations. And the application of lean manufacturing concepts, flow manufacturing, will help us quite a lot. So that’s the inventory story.

Payables is really a matter of breaking old habits. Much like a lot of us are at home, when a bill comes in we pay it. We need to be more judicious in that. You’ve seen us begin to stretch the payables from 35 days to 41, I think that’s pretty good progress. We’re about a third of the way to where we want to be.

On receivables the area that I’m most pleased with is the focus on the over 90s, those receivables that have been on our books longer than 90 days past due. In an environment where customer shutdowns are a potential, a couple of things occur and a couple of behavior changes need to be held. And one of this is certainly not to let your receivables get long, and also to be very careful of any inventories that are dedicated to that customer.

We’ve reviewed our customer base and made an assessment of the likely issues with each of those customers and are taking the right steps, I think, to help reduce the working capital, at the same time reducing the Company’s risk. I’ve had a lot of calls in the quarter about this thing we’re calling Trapped Cash. And maybe I can explain it even a little more simply.

Eliminating Trapped Cash puts us at about 15% working capital to revenue. But 15% is not the kind of thing that an organization can rally around. Inventory turns, days of receivables, days of payables, those are metrics that people can understand very easily. We can post them on the walls inside the plant.

So that’s why we’ve converted that rather arbitrary 15% to the three metrics of receivables, payables and inventory: 50 days, 48 days and six turns. It resonates in the organization. It allows people to focus on something they can get their hands on. Ned, I hope that helps in the definitions and the challenge we’re facing.

Ned Borland

Yes, that’s a lot of good color. Just on the inventory turns, is the environment with the rising raw material, does that not make that a little more challenging than it would have been?

Stephen Light

Well it’s certainly a challenging environment, but I think the potential to have inventory turns or to have raw material price increases just drives us ever harder to the idea of improving turns. The less inventory you have, the less amount of time you hold it, are really meaningful.

The comment I made in the prepared remarks about consignment inventory being a cost, I’ve said before and I’ll say again I think the highest return that the Company can get right now on any of its investments, including cash coming out of working capital, is to reduce debt. So as we look at asset velocity through the plants and improve our turns, what you’re going to see is the reduction in tied up cash and cash going into the loans.

The passing on the surcharge to our customers is addressing the issue of rising material costs. Our presentation to our customers about that strategy is it is temporary. When the costs go down the surcharge will go away. And right now I have to tell you that very few customers have objected — well let me change that. Very few customers have refused to accept the surcharge. Every one of those customers has found another way to improve or increase compensation to the Company. It’s very hard to refute the logic there.

Ned Borland

Okay. And just geographically in clothing, what were your volumes down in Europe?

Stephen Light

Mike has that number, hang on just a moment.

Mike O’Donnell

You’re thinking specifically of the second quarter.

Ned Borland

Yes.

Mike O’Donnell

I unfortunately don’t have that on a currency-adjusted basis. On a currency-included basis, Ned, the volumes were actually up.

Ned Borland

Oh okay. And then in the Roll Cover revenue it looks like you had a nice uptick on a constant currency basis. What’s happening there?

Stephen Light

Well we have the lift in Rolls due to the acquisition in Asia, which is working fine. And our Rolls business is fundamentally a very solid business. We have product that others do not have, we have product in our development pipeline that other companies do not have.

And we’ve been able to accelerate throughput in our factories such that we can deliver a roll more quickly than other people can. And I think the customers are beginning to see that. You know the Roll business tends to be a relationship business right down on the factory floor. And the physical proximity we have to customers, the longevity we’ve had and the focus on reliable delivery I think are helping us quite a lot there.

Ned Borland

Okay thanks.

Stephen Light

Thank you.

Mike O’Donnell

Thanks, Ned.

Stephen Light

Heather, another one?

Operator

Yes, sir. Your next question comes from the line of Chip Dillon with Citi. Please proceed.

James Armstrong

Good morning, guys, this is James Armstrong calling for Chip. Congratulations on turning the boat so quickly.

Mike O’Donnell

Thank you.

James Armstrong

Just a few questions, first, what are you seeing more specifically on the pricing front, especially in the third quarter? Are you seeing prices start to rise quarter-over-quarter? And if so, could you give me some color on that?

Stephen Light

Well James, we, as you know, historically and we will continue the policy of not providing guidance. But what we can tell you about pricing is that there appears to be in our industry now recognition that the kind of pricing that played out in 2007, the pricing activities, much of which we believe we caused, is just not happening.

We are spending a lot of time with customers explaining why costs are up, explaining what our position on pricing is and we are seeing more instances of prices going up than prices going down. Will it net in Q3 to a positive number? I would hesitate to forecast and I’ll fall back on we don’t give guidance number, but we are definitely seeing changes in our industry that we are implementing, that our competitors are implementing.

I think the financial collapse of the European clothing competitor sent a shock wave through our customer base and has helped them recognize that keeping the clothing manufacturers and the roll coating manufacturers healthy is in their best long-term interest. And given that we only represent about 3% of the cost of making paper, our health is critical to their long-term viability.

Changing clothing in a machine or changing a roll supplier in a machine is a non-trivial activity. It typically requires trials which require a lot of coordination, timing, engineering labor, evaluation labor. Our customer base is accepting our issues because they’re facing the same ones. They’re accepting our issues with energy.

Now again, the changes we’re putting in place are, in general, surcharges that will be removed. However, at the same time, customers who are not accepting those kinds of changes are coming off our customer list. We are walking away from business intentionally, as I said we would in our Q1 call, if we cannot get a decent return on our sales. We are not the bottom priced supplier, we have no intention to be. Our product is sold on value and the customers appreciate that value.

Will this activity be sustained through the rest of ‘08? It certainly will be so long as we keep our focus on it. And we don’t see anything at this point on the horizon that will change what I believe is becoming a healthier situation for us and for others in this industry.

But the focus has got to come, for us and is coming for us, on where all the opportunities are. And that brings me back to this issue of consignment inventory. To have $1 million of consignment inventory, given we’re paying LIBOR plus 550 basis points, is essentially a price reduction and we’re just not going to do that.

James Armstrong

Okay. The next question is could you help me further break down the cost of goods sold? I’m trying to get an idea of how much you spend in yarn, labor, energy, rough percentages?

Mike O’Donnell

Yes as a percentage of sales, James, the — well you’re asking for a breakdown actually of the material costs.

James Armstrong

Right. Energy has been impacting everybody and a big question is how is energy impacting you? How are higher raw materials impacting your company?

Mike O’Donnell

Right. What we are seeing in overall inflationary impact on our cost of goods sold is in the neighborhood of 2.5% in the second quarter of ‘08 versus the second quarter of ‘07. I don’t have that broken down by the various components of cost of goods sold relative to raw materials, James. But overall what we’ve been able to manage is right around 2.5% effect on the direct and indirect costs associated with cost of goods sold.

Stephen Light

But James, I would add though that on our yarn purchases, which again are our largest single commodity, about 50% of our yarn today is under long-term supply agreement, which has several more years of availability. But at the same time, our supply chain work is showing us that there are good savings available. Even in this increased raw material price market there are very good savings available as we consolidate demand across divisions. And we are all about going after that.

James Armstrong

Okay. And then a quick question on the $13.7 million hedge counting reversal. First, was there any cash involved? What was the effect on taxes? I noticed your tax rate was very low this quarter. And is this permanent? How should we account for this going forward?

Mike O’Donnell

Yes from the standpoint of the $13.7 million, James, it was 100% a non-cash item. I don’t have a tax rate that we affix specifically to that transaction, but it was clearly a driver in the quarterly effective tax rate of just under 12%.

From the standpoint of going forward, what we have recognized in the second quarter on the mark-to-market, on the fair value with the hedges, stays on the P&L. From a go-forward standpoint, to the extent that we have achieved being able to re-designate those hedges for hedge accounting, any of the variability will go to the balance sheet.

So for the purpose of this fiscal year’s financial statements, the $13.7 million is a permanent, non-cash, non-recurring item. And of course I would remind you that, on the basis that our debt covenants are used, 12 months of rolling Adjusted EBITDA for purposes of calculation, that benefit then would be with us through the second quarter of 2009 for purposes of debt covenant calculations.

James Armstrong

Okay that’s a big help. And so a lot of the 11.9% tax rate was due to this reversal. What’s the normalized tax rate? I understand you don’t give guidance, but what would be your normalized tax rate?

Stephen Light

Yes without the effect of the 13.7, James, around 36%.

James Armstrong

36%. Perfect. I’ll hand it over.

Stephen Light

For the second quarter for the total Company, right. [Note: For clarification, the estimated normalized tax rate of approximately 36% relates to the six months ended June 30, 2008 and includes normalization for both the mark to market adjustment for interest rate swaps and amendment expenses.]

James Armstrong

Right. Perfect. I’ll hand it over, thanks a lot.

Mike O’Donnell

Thanks, James.

Stephen Light

Good. Heather?

Operator

Thank you. [OPERATOR INSTRUCTIONS]. And your next question is from the line of Christopher Glynn with Oppenheimer. Please proceed.

Christopher Glynn

Thanks. Did you say 36% the normalized TR in the quarter?

Mike O’Donnell

That’s right. [See bracketed note above.]

Christopher Glynn

Okay. And what about further normalizing for the amendment expense as well?

Mike O’Donnell

Oh Chris, I haven’t done that calculation. The one item that popped out of course was 13.7. I don’t want to hazard a guess on the fly here, that’s something that I can put together and provide to the shareholders.

Christopher Glynn

Okay. And on the targets on the consignment inventory, it seems pretty clear that’ll be a sales drag at some point. Can you just speak to that? When might that start flowing through as a top-line drag? And how long would it last?

Stephen Light

Chris, it’s an excellent observation. As we convert the consignment inventory into sales we will not be making pieces of fabric in the Company to replenish that of course. That’s actually ongoing at this point. We are converting consignment inventories now. I don’t think you’ll see one quarter or one half of the year in which everything flips over.

The journey on working capital is just that. It’s a journey, it’s not a quick trip. And folks that would expect us to hit our Trapped Cash targets within a 12-month period I think are a little aggressive.

In our modeling we’ve assumed a multi-year release of the Trapped Cash. I think you’ll see the consignment come out over that same sort of period, a couple of years. I don’t think it will at any point make a really perceptible impact, particularly in any given quarter.

Christopher Glynn

Okay that’s very helpful. And then can you just speak to near-, medium- and longer-term demand stability, given what you’re seeing in the industry and plant closures? What kind of visibility do you have around that?

Stephen Light

Well I think our visibility starts with the RISI industry forecast, which says 3.1% for the next 10 years normalized growth rate. We see that pretty solidly, which is why I was pleased with 2.8% real growth, currency affected, in the quarter.

We will continue to see plant closings, consolidations, we’ll see a big focus on customer productivity to improve the performance of existing mills. We know that as several of our European customers specifically who have closed mills recently have actually increased output simultaneously. Some of that, frankly, relates to improved performance from our products and those of our competitors and their focus on real productivity.

Paper consumption is going up about 3% a year. It’s differentiated by the fact that packaging material and tissue are growing fastest, with news print actually shrinking. And there is the victim of the Internet, or at least that’s the commonly held wisdom that that’s the victim of the Internet. Our products specifically are outstanding on the tissue side. As we look across the five divisions or the five segments of the paper industry, our market shares are by far the strongest in tissue and that is the fastest growth area.

Now simultaneously we could look geographically. The operative question is does Asia represent the kind of opportunity that the capex pouring into there would suggest. I think that, as I said in the first investor call that we held, I think the Asia capacity wars or investment wars are a little over heated, that companies have been awfully quick to jump in there, perhaps to their detriment.

We’re looking at debt levels around the industry and noticing that we’re not the only who’s carrying a substantial amount of debt any longer. We don’t think that’s a healthy trend for the industry, or it’s certainly not a healthy issue for us and we’re doing everything we can to go the other way.

But Asia will continue to grow substantially, although over the next couple of years we expect the growth rate to slow down. By 2013 it is forecasted that Asia will be a larger producer of paper than either North America or Europe. But I think we’re very well positioned there.

I had the opportunity over the last 90 days to get to our Vietnam facility. It’s going to be an excellent facility when it starts up in ‘09. We have size, we have a very good workforce beginning to come together that’s being heavily trained. So I think we’re there for the Asian market.

I’m pretty bullish about this market. I mean folks say, well, gee wiz there are consolidations and what have you, but the market is growing 3% per year, the market pays its bills and the companies and our competitors tend to be pretty mature and reliable. I’m not seeing any wild or abnormal behavior, so I think we’ve got a pretty good run ahead of us. I really like this market.

Christopher Glynn

Okay. And just going a little deeper relative to that 3.1% ten-year forecast, it sounds like you have a favorable impact from your mix of which paper categories you’re strong. Maybe a little bit of detriment on your geographic mix and also maybe from better roll covers and clothing lasting longer than historically would skew the Rolls and Clothing down a little bit from that 3.1%?

Stephen Light

No I absolutely disagree. I think the technology that is forthcoming — remember our second strategy is new products that add value appropriate to the customer’s expectation. But I’ve learned internal to the Company over the last 90 days — you know frankly it’s only been now about two months that Mike and I have had our hands on the throttles here that we haven’t been essentially fully consumed with working on the amendment.

Our new product pipeline is, frankly, exciting. There are things going on, we have products in test with customers today that are providing information and performance to customers they’ve never had before. So I think that some of the historical replenishment patterns may change as customers see an opportunity for products that are very significantly different and better in performance.

So no I don’t feel that Xerium is in any way hampered geographically or by product market focus. In fact I think we’re quite well positioned and advantaged. I’ll reiterate, I like what’s going on. The more I learn about this and the more I learn about the capabilities inside the Company, the more I feel comfortable that we’re very well positioned to compete.

Christopher Glynn

Great answer, thank you.

Stephen Light

Thank you. Heather, we have time for one more.

Operator

Gentlemen, there are no further questions in the queue at this time. I’d like to turn it back over to you for closing remarks.

Stephen Light

Thank you.

Operator

You’re welcome.

Stephen Light

Ladies and gentlemen, fellow shareholders, thank you for your time today. And both Mike and I look forward to speaking to you again early in the fall. Bye-bye now.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation, you may now disconnect. Have a great day.